Exhibit 99

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	July 28, 2004	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
			Investor Relations	Public Relations
			(870) 881-6432	(870) 881-6407

Deltic Announces Second Quarter 2004 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2004 totaled $2.7 million, $.23 a share, a 13 percent increase when compared to $2.4 million, $.20 a share, a year ago. Operating income for the current period was $5.8 million, a $.4 million decrease from the second quarter of 2003, due primarily to a reduction in commercial real estate sales activity. Net cash provided by operating activities was $10.4 million for the second quarter of 2004, which compares to $11.2 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “I am pleased to report that once again the source of income in the second quarter of 2004 was more from our core Forest Products operations rather than a single large commercial real estate sale as was the case in 2003’s second quarter. For the third consecutive quarter, all three of the Company’s operating segments had positive financial results, highlighted by our Mills segment’s financial performance improving some $4.5 million from the second quarter of 2003. I am equally pleased to announce that Del-Tin Fiber had its first-ever profitable quarter as a result of sustained improvements in its operating performance combined with a rising MDF market. In addition, cash advances required by Del-Tin Fiber continue to be significantly reduced from a year ago. We continue to utilize cash flows generated by the Company to reduce long-term debt, which was lowered by another $6 million this quarter for a total of $13 million since year-end 2003. We will remain focused on driving the financial performance of our core forest products operations and closing real estate sales contracts that are scheduled for the second half of 2004.”

The Woodlands segment earned $4.4 million in the second quarter of 2004, an increase of $.2 million when compared to $4.2 million for the same period of 2003. The Company’s pine sawtimber harvest increased from 123,070 tons in the prior-year quarter to 131,423 in 2004’s second quarter. Average pine sawtimber price was $39 per ton for the current quarter versus $40 per ton a year ago. Sales of timberland during the second quarter of 2004 totaled 479 acres at a gain of $.4 million, compared to sales of 1,097 acres of timberland at a $.6 million gain for the corresponding quarter of 2003.

Deltic’s Mills segment earned $2.9 million in the second quarter of 2004, an improvement of $4.5 million when compared to the corresponding quarter of 2003. Finished lumber sales price increased 26 percent, or $78 per thousand board feet, to $377, while lumber sales volume of 58.3 million board feet was essentially unchanged from 2003’s second quarter.

The Company’s Real Estate segment earned $.7 million in the second quarter of 2004, which compares to $5.1 million for the same quarter of 2003. Results for the 2003 period included sales of approximately 23 acres of commercial property averaging $262,000 per acre, while no commercial sales occurred in the second quarter of 2004. Residential lot sales increased from 23 lots to 51, while the average lot price decreased by $18,700, due to sales mix, to $63,600 per lot.

Corporate operating expense was $2.7 million for 2004’s second quarter, which compares to $1.7 million for the corresponding quarter of 2003. The increase was primarily the result of higher general and administrative expenses including a nonrecurring, non-cash charge related to the Company’s retirement plans. Deltic’s equity in Del-Tin Fiber was income of $.2 million for the second quarter of 2004, an improvement of $.8 million from a loss of $.6 million for the prior-year quarter. Cash advances required by the 50 percent-owned medium density fiberboard joint venture of $.5 million thus far in 2004 compares to $4.6 million for the same period of 2003. Interest expense decreased $.4 million to $1.5 million due to lower outstanding long-term debt. Income tax expense increased $.4 million, to $1.8 million, due primarily to the increased pretax income.

Capital expenditures were $6.6 million for 2004’s second quarter and $10.4 million for the six months ended June 30, 2004. Included in 2004’s year-to-date amount was the purchase of 4,033 acres of timberland for $5.1 million acquired primarily via tax-deferred exchanges using proceeds from the Company’s prior sales of higher and better use lands. For the corresponding periods of 2003, capital expenditures totaled $3.5 million and $16.2 million, respectively.

For the first six months of 2004, net income totaled $4 million, $.33 a share. Financial results for the six months ended June 30, 2003, were net income of $3.6 million, $.31 a share. Net cash provided by operating activities was $16.9 million for the 2004 period compared to $19.5 million a year ago.

Pine sawtimber harvest level for the six months ended June 30, 2004, was 302,204 tons, a slight increase when compared to 301,100 tons during the same period of 2003. Average pine sawtimber price of $38 per ton decreased $2 from the prior-year period. Timberland sales of 717 acres at an average sales price of $1,100 per acre compares to sales of 2,283 acres for $1,000 per acre a year ago. Finished lumber average sales price increased $63, or 21 percent, from $295 per thousand board feet to $358. Lumber sales decreased 4.1 million board feet to 110.8 million. During the first six months of 2004, approximately 2 acres of commercial real estate property were sold for $152,200 per acre compared to 52 acres at an average price of $184,300 for the prior-year period. Residential lot sales for the first half of 2004 totaled 82 lots at an average price of $67,400, which compares to 70 lots for $73,500 for the corresponding period of 2003.

Regarding the outlook for the third quarter and for 2004, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 150,000 to 170,000 tons and 550,000 to 575,000 tons, respectively. Sales of timberland identified to have a higher and better use or to be non-strategic are anticipated to be 2,000 to 3,000 acres for the year. Finished lumber production and sales are estimated at 60 to 65 million board feet for the third quarter and 235 to 245 million for the year. Residential lot sales are projected at 60 to 80 lots and 220 to 240 lots for the third quarter and year of 2004, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 29, 2004, at 2:00 p.m. Central Time to discuss second quarter 2004 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, August 5, by dialing 1-800-428-6051 and referencing replay passcode identification number 362778.

Summary financial data and operating statistics for the second quarter of 2004 with comparisons to 2003 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2004		Three Months Ended June 30, 2003
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$7.2	4.4	7.4	4.2
Mills	25.6	2.9	20.4	(1.6)
Real Estate	5.2	0.7	9.7	5.1
Corporate	0.0	(2.7)	0.0	(1.7)
Eliminations	(4.0)	0.5	(2.5)	0.2

Total net sales/operating income	$34.0	5.8	35.0	6.2

	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$15.4	9.9	16.5	10.0
Mills	46.1	3.2	39.7	(3.9)
Real Estate	9.0	1.3	17.5	8.5
Corporate	0.0	(5.3)	0.0	(3.3)
Eliminations	(8.7)	0.6	(6.3)	0.3

Total net sales/operating income	$61.8	9.7	67.4	11.6

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$33,997	34,960	61,808	67,389

Costs and expenses
Cost of sales	22,565	23,455	40,762	45,013
Depreciation, amortization, and cost of fee timber harvested	2,690	3,467	5,603	6,999
General and administrative expenses	2,961	1,924	5,770	3,824

Total costs and expenses	28,216	28,846	52,135	55,836

Operating income	5,781	6,114	9,673	11,553

Equity in Del-Tin Fiber	260	(547)	26	(2,392)
Interest income	60	16	118	44
Interest and other debt expense	(1,517)	(1,923)	(3,100)	(3,546)
Other income/(expense)	(1)	56	(5)	101

Income/(loss) before income taxes	4,583	3,716	6,712	5,760

Income taxes	(1,833)	(1,299)	(2,687)	(2,129)

Net income/(loss)	$2,750	2,417	4,025	3,631

Earnings per common share
Basic	$0.23	0.20	0.33	0.31
Assuming dilution	$0.23	0.20	0.33	0.30

Dividends per common share	$0.0625	0.0625	0.1250	0.1250

Average common shares outstanding (thousands)	12,120	11,900	12,071	11,903

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) June 30, 2004	Dec. 31, 2003
Working capital			$6,100	7,134
Total assets			310,176	314,310
Long-term debt			102,024	115,056
Stockholders’ equity			176,682	170,234

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Capital expenditures—thousands of dollars
Woodlands	$3,433	446	6,019	11,228
Mills	1,210	809	1,374	1,155
Real Estate	1,867	2,118	2,878	3,657
Corporate	80	98	148	156

Total	$6,590	3,471	10,419	16,196

Net cash provided by operating activities	$10,388	11,234	16,929	19,499

Woodlands
Pine sawtimber harvested from fee lands—tons	131,423	123,070	302,204	301,100
Pine sawtimber price—per ton	$39	40	38	40

Timberland sales—acres	479.14	1,096.58	716.64	2,283.02
Timberland sales price—per acre	$1,100	800	1,100	1,000

Mills
Finished lumber sales—thousands of board feet	58,344	58,656	110,789	114,959
Finished lumber price—per thousand board feet	$377	299	358	295

Real Estate
Residential
Lots sold	51	23	82	70
Average sales price—per lot	$63,600	82,300	67,400	73,500

Commercial
Acres sold	—	22.78	2.03	51.95
Average sales price—per acre	$—	262,000	152,200	184,300